Filed Pursuant to Rule 433

Registration Statement Nos. 333-160987, 333-160987-01, 333-160987-02, 333-160987-03,

333-160987-04, 333-160987-05, 333-160987-06, 333-160987-07 and 333-160987-08

FLORIDA POWER & LIGHT COMPANY

Pricing Term Sheet

May 10, 2012

Issuer:  Florida Power & Light Company

Bonds:

Designation:	First Mortgage Bonds, 4.05% Series due June 1, 2042
Legal Format:	SEC Registered
Principal Amount:	$600,000,000
Date of Maturity:	June 1, 2042
Interest Payment Dates:	Each June 1 and December 1, beginning December 1, 2012
Coupon Rate:	4.05%
Price to Public:	99.860% of the principal amount thereof
Benchmark Treasury:	3.125% due November 15, 2041
Benchmark Treasury Yield:	3.058%
Spread to Benchmark
Treasury Yield:	100 basis points
Reoffer Yield:	4.058%
Trade Date:	May 10, 2012
Settlement Date:	May 15, 2012
Redemption:

Prior to December 1, 2041, at any time at 100% of the principal amount plus accrued and unpaid interest plus make-whole premium at discount rate equal to Treasury Yield plus 15 basis points, and on or after December 1, 2041, at any time at 100% of the principal amount plus accrued and unpaid interest.

CUSIP / ISIN Number:	341081FG7 / US341081FG72

Expected Credit Ratings:*
Moody’s Investors Service Inc.	“Aa3” (stable)
Standard & Poor’s Ratings Services	“A” (stable)
Fitch Ratings	“AA-” (stable)

Joint Book-Running Managers:

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith
 Incorporated

Mitsubishi UFJ Securities (USA), Inc.

RBC Capital Markets, LLC

RBS Securities Inc.

Co-Managers:

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

CIBC World Markets Corp.

Credit Agricole Securities (USA) Inc.

Lloyds Securities Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

*    A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “make-whole premium” and “Treasury Yield” have the meanings ascribed to those terms in the issuer’s Preliminary Prospectus Supplement, dated May 10, 2012.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC  toll-free at 1-800-221-1037, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848, RBC Capital Markets, LLC toll-free at 1-866-375-6829 or RBS Securities Inc. toll-free at 1-866-884-2071.